                                   EXHIBIT 2.1


                 STOCK ACQUISITION AND REORGANIZATION AGREEMENT

THIS STOCK ACQUISITION AND REORGANIZATION AGREEMENT (this "Agreement") is made and entered into effective the 26th day of April 2000 (the "Effective Date") by and among Pangea Petroleum Corp., a Colorado corporation ("PAPO"); Segway II Corp., a New Jersey corporation ("Segway"); and the persons listed in Exhibit A hereof (collectively the "Shareholders"), being the owners of record of all of the issued and outstanding stock of Segway.

                                    RECITALS

A. The Shareholders own all of the issued and outstanding shares of $.0001 par value common stock of Segway ("Shares").

B. The Shareholders desire to exchange all of the Shares for $75,000 and 5,000 shares of $.001 par value common stock of PAPO subject to the conditions specified by the provisions of this Agreement.

C. The Boards of Directors of Segway and PAPO have determined that it is advisable and appropriate and in the best interests of those corporations and their respective shareholders that the exchange contemplated by the provisions of recital B specified above occur on the terms and subject to the conditions specified by the provisions of this Agreement.

D. The parties to this Agreement desire that the transaction contemplated by the provisions of this Agreement satisfy the requirements of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto.

                                    AGREEMENT

NOW, THEREFORE, in consideration of the recitals specified above that shall be deemed to be a substantive part of this agreement, and the mutual covenants, representations and warranties specified in this agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby covenant, promise, agree, represent and warrant as follows:

1.       EXCHANGE OF STOCK

1.1 Number of Shares. The Shareholders agree to transfer to PAPO at the Closing (defined below) the number of shares of common stock of Segway, $.0001 par value per share, shown opposite their names in Exhibit A, in an exchange for an aggregate of 5,000 shares of voting common stock of PAPO, $.001 par value per share

1.2 Exchange of Certificates. Each holder of an outstanding certificate or certificates theretofore representing shares of Segway common stock shall surrender such certificate(s) for cancellation to PAPO, and shall receive in exchange a certificate or certificates representing the number of full shares of PAPO common stock into which the shares of Segway common stock represented by the certificate or certificates so surrendered shall have been converted. The transfer of Segway shares by the Shareholders shall be effected by the delivery to PAPO at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank.

1.3 Fractional Shares. Fractional shares of PAPO common stock shall not be issued, but in lieu thereof PAPO shall round up fractional shares to the next highest whole number.

1.4 Further Assurances. At the Closing and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as PAPO may request in order more effectively to sell, transfer, and assign the transferred stock to PAPO and to confirm PAPO's title thereto.

2.       RATIO OF EXCHANGE.

The securities of Segway owned by the Shareholders, and the relative securities of PAPO for which they will be exchanged, are set out opposite their names in Exhibit A.

3.       CLOSING.

3.1 Time And Place. The Closing contemplated herein shall be held as soon as possible by exchanging documents via telefax and overnight express delivery by no later than April , 2000, unless another place or time is agreed upon in writing by the parties without requiring the meeting of the parties hereof. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. The date of Closing may be accelerated or extended by agreement of the parties.

3.2 Form of Documents. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.       UNEXCHANGED CERTIFICATES.

Until surrendered, each outstanding certificate that prior to the Closing represented Segway common stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of PAPO common stock into which it was converted. No dividend or other distribution shall be paid to the holders of certificates of Segway common stock until presented for exchange at which time any outstanding dividends or other distributions shall be paid.

5.       REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders, individually and separately, represent and warrant as follows:

5.1 Title to Shares. The Shareholders, and each of them, are the owners, free and clear of any liens and encumbrances, of the number of Segway shares which are listed in the attached schedule and which they have contracted to exchange.

5.2 Litigation. There is no litigation or proceeding pending, or to any Shareholder's knowledge threatened, against or relating to shares of Segway held by the Shareholders.

6.       REPRESENTATIONS AND WARRANTIES OF SEGWAY.

         Segway represents and warrants that:

6.1 Corporate Organization and Good Standing. Segway is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

6.2 Reporting Company Status. Segway has filed with the Securities and Exchange Commission a registration statement on Form 10-SB which became effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to Section12(g) thereunder.

6.3 Reporting Company Filings. Segway has timely filed and is current on all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934.

6.4 Capitalization. Segway's authorized capital stock consists of 100,000,000 shares of Common Stock, $.0001 par value per share, of which 5,000,000 shares are issued and outstanding, and 20,000,000 shares of Preferred Stock, $.0001 par value per share, of which no shares are issued or outstanding.

6.5 Issued Stock. All the outstanding shares of its Common Stock are duly authorized and validly issued, fully paid and non-assessable.

6.6 Stock Rights. There are no stock grants, options, rights, warrants or other rights to purchase or obtain Segway Common or Preferred Stock issued or committed to be issued.

6.7 Corporate Authority. Segway has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

6.8 Authorization. Execution of this Agreement has been duly authorized and approved by Segway 's Board of Directors.

6.9      Subsidiaries. Segway has no subsidiaries.

6.10 Financial Statements. Segway's financial statements dated as of January 31, 2000, copies of which will have been delivered by Segway to PAPO prior to the Closing (the "Segway Financial Statements"), fairly present the financial condition of Segway as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

6.11 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Segway Financial Statements, Segway did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

6.12 No Material Changes. There has been no material adverse change in the business, properties, or financial condition of Segway since the date of the Segway Financial Statements.

6.13 Litigation. There is not, to the knowledge of Segway, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Segway or against any of its officers or directors.

6.14 Contracts. Segway is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in party at or after the date of this Agreement.

6.15 Title. Segway has good and marketable title to all the property, if any, included in the Segway Financial Statements. Except as set out in the balance sheet thereof, the properties of Segway are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Segway.

6.16 Tax Returns. All required tax returns or federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by Segway for all years for which such returns are due unless an extension for filing any such return has been properly prepared and filed. Any and all federal, state, county, municipal, local, foreign and other taxes, assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. The provisions for federal and state taxes reflected in the Segway Financial Statements are adequate to cover any such taxes that may be assessed against Segway in respect of its business and its operations during the periods covered by the Segway Financial Statements and all prior periods.

6.17 No Violation. The Closing will not constitute or result in a breach or default under any provision of any charter, by-law, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Segway is subject or by which Segway is bound.

7.       REPRESENTATIONS AND WARRANTIES OF PAPO.

PAPO represents and warrants that:

7.1 Corporate Organization and Good Standing. PAPO is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

7.2 Capitalization. PAPO's authorized capital stock consists of 50,000,000 shares of Common Stock, $.001 par value per share, of which 21,766,231 shares have been issued and are outstanding, and 5,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares of Preferred Stock are issued or outstanding.

7.3 Issued Stock. All the outstanding shares of its Common Stock are duly authorized and validly issued, fully paid and non-assessable.

7.4 Stock Rights. There are not stock grants, options, rights, warrants or other rights to purchase or obtain PAPO Common or Preferred Stock issued or committed to be issued.

7.5 Corporate Authority. PAPO has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

7.6 Authorization. Execution of this Agreement has been duly authorized and approved by PAPO's Board of Directors.

7.7      Subsidiaries. PAPO has no subsidiaries.

7.8 Financial Statements. PAPO's financial statements dated as of a current date, copies of which will have been delivered by PAPO to Segway prior to the Closing (the "PAPO Financial Statements"), fairly present the financial condition of PAPO as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

7.9 Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the PAPO Financial Statements, PAPO did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

7.10 No Material Changes. There has been no material adverse change in the business, properties, or financial condition of PAPO since the date of the PAPO Financial Statements.

7.11 Litigation. There is not, to the knowledge of PAPO, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against PAPO or against any of its officers or directors.

7.12 Contracts. PAPO is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

7.13 Title. PAPO has good and marketable title to all the real property and good and valid title to all other property included in the PAPO Financial Statements. Except as set out in the balance sheet thereof, the properties of PAPO are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of PAPO.

7.14 Tax Returns. All required tax returns or federal, state, county, municipal, local, foreign and other taxes and assessments have been properly prepared and filed by PAPO for all years for which such returns are due unless an extension for filing any such return has been properly prepared and filed. Any and all federal, state, county, municipal, local, foreign and other taxes, assessments, including any and all interest, penalties and additions imposed with respect to such amounts have been paid or provided for. The provisions for federal and state taxes reflected in the PAPO Financial Statements are adequate to cover any such taxes that may be assessed against PAPO in respect of its business and its operations during the periods covered by the PAPO Financial Statements and all prior periods.

7.15 No Violation. The Closing will not constitute or result in a breach or default under any provision of any charter, by-law, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of PAPO is subject or by which PAPO is bound.

8.       CONDUCT PENDING THE CLOSING

Segway, PAPO and the Shareholders covenant that between the date of this Agreement and the Closing as to each of them:

8.1 No change will be made in the charter documents, by-laws, or other corporate documents of Segway.

8.2 Segway will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.3 No change will be made in the charter documents, by-law, or other corporate documents of PAPO.

8.4 PAPO will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

8.5 None of the Shareholders will sell, transfer, assign, hypothecate, lien, or otherwise dispose or encumber the Segway shares of common stock owned by them.

9.       CONDITIONS PRECEDENT TO OBLIGATION OF THE SHAREHOLDERS

Segway's obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by Segway:

9.1 PAPO's Representations and Warranties. The representations and warranties of PAPO set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

9.2 PAPO's Covenants. PAPO shall have performed all covenants required by this Agreement to be performed by it on or before the Closing.

9.3 Board of Director Approval. This Agreement shall have been approved by the Board of Directors of PAPO.

9.4 Supporting Documents of PAPO. PAPO shall have delivered to the Shareholders supporting documents in form and substance reasonably satisfactory to the Shareholders, to the effect that:

         (a) A good standing certificate from the jurisdiction of PAPO's organization stating that PAPO is a corporation duly organized, validly existing and in good standing;

         (b) Secretary's certificate stating that PAPO's authorized capital stock is as set forth herein;

         (c) Certified copy of the resolution of the Board of Directors of PAPO authorizing the execution of this Agreement and the consummation hereof;

         (d) Secretary's certificate of incumbency of the officers and directors of PAPO;

         (e) PAPO's Financial Statements; and

         (f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

10.      CONDITIONS PRECEDENT TO OBLIGATION OF PAPO

PAPO's obligation to consummate this exchange shall be subject to fulfillment on or before the Closing of each of the following conditions, unless waived in writing by PAPO:

10.1 Shareholders' Representations and Warranties. The representations and warranties of the Shareholders set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.2 Covenants. The Shareholders shall have performed all covenants required by this Agreement to be performed by them on or before the Closing.

10.3 Segway's Representations and Warranties. The representations and warranties of Segway set forth herein shall be true and correct at the Closing as though made at and as of that date, except as affected by transactions contemplated hereby.

10.4 Segway's Covenants. Segway shall have performed all covenants required by this Agreement to be performed by them on or before Closing.

10.5 Board of Directors Approval. This Agreement shall have been approved by the Board of Directors of Segway.

10.6 Supporting Documents of Segway. Segway shall have delivered to the shareholders supporting documents in form and substance reasonably satisfactory to the Shareholders, to the effect that:

         (a) A good standing certificate from the jurisdiction of Segway's organization stating that Segway is a corporation duly organized, validly existing and in good standing;

         (b) Secretary's certificate stating that Segway's authorized capital stock is as set forth herein;

         (c) Certified copy of the resolution of the Board of Directors of Segway authorizing the execution of this Agreement and the consummation hereof;

         (d) Secretary's certificate of incumbency of the officers and directors of Segway;

         (e) Segway's Financial Statements; and

         (f) Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

11.      SHAREHOLDER REPRESENTATIVE.

The Shareholders hereby irrevocably designate and appoint Richard I. Anslow & Associates, 4400 Route 9 South, 2nd Floor, Freehold, New Jersey 07728, as their agent and attorney in fact (the "Shareholders' Representative") with full power and authority until the Closing to execute, deliver, and receive on their behalf all notices, requests, and other communications hereunder; to fix and alter on their behalf the date, time, and place of the Closing; to waive, amend, or modify any provisions of this Agreement, and to take such other action on their behalf in connection with this Agreement, the Closing, and the transactions contemplated hereby as such agent or agents deem appropriate; provided, however, that no such waiver, amendment, or modification may be made if it would decrease the number of shares to be issued to the Shareholders hereunder or increase the extent of their liability hereunder.

12.      TERMINATION.

This Agreement may be terminated (1) by mutual consent in writing; or (2) if the Closing shall not have taken place within thirty (30) days following execution of this Agreement, unless adjourned to a later date by mutual consent in writing.


13.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

The representations and warranties of the Shareholders, PAPO and Segway set out herein shall survive the Closing.

14.      ARBITRATION

14.1 Scope. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties may or any affiliates may be adverse parties, and whether arising out of this Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within New York, New York.

14.2 Consent to Jurisdiction, Situs and Judgment. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and any requests for injunctive or other equitable relief) within New York, New York. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

14.3 Applicable Law. The law applicable to the arbitration and this agreement shall be that of the State of New York, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

14.4 Disclosure and Discovery. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order. The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

14.5 Rules of Law. Regardless of any practices of arbitration to the contrary, the arbitrator will apply the rules of contract and other laws of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

14.6 Finality and Fees. Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law or the failure of the arbitrator to adhere to the arbitration provisions contained in this Agreement. Each party to the arbitration shall pay its own costs and counsel fees except as specifically provided otherwise in this Agreement.

14.7 Measure of Damages. In any adverse action, the parties shall restrict themselves to claims for compensatory damages and/or securities issued or to be issued and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

14.8 Covenant Not to Sue. The parties covenant that under no condition will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

14.9 Intention. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, whether in regard to this Agreement or any other matter, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This Agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

14.10 Survival. The provisions for arbitration contained herein shall survive the termination of this
         Agreement for any reason.

15.      GENERAL PROVISIONS.

15.1 Further Assurances. From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

15.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

15.3 Brokers. Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

15.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class certified mail, return receipt requested, or recognized commercial courier service as follows:

                                            If to Segway II Corp.:
                                            Segway II Corp.
                                            4400 Route 9 South, 2nd Floor
                                            Freehold, New Jersey 07728
                                            Attn: Richard I. Anslow, President

                                            If to Pangea Petroleum Corp. to:

                                            Pangea Petroleum Corp.
                                            6666 Harwin Drive, Suite 545
                                            Houston, Texas 77057
                                            Attn: Charles B. Pollock, Chairman

                                            If to the Shareholders, to:

                                            c/o Richard I. Anslow & Associates
                                            4400 Route 9 South, 2nd Floor
                                            Freehold, New Jersey 07728

15.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey.

15.6 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

15.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

15.8 Exchange Agent and Closing Date. The Exchange Agent shall be the law firm of Richard I. Anslow & Associates, Freehold, New Jersey. The Closing shall take place upon the fulfillment by each party of all the conditions of the Closing required herein, but not later than 30 days following execution of this Agreement unless extended by mutual consent of the parties.

15.9 Review of Agreement. Each party acknowledges that it has had time to review this Agreement and, as desired, consult with counsel. In the interpretation of this Agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of this Agreement.

15.10 Schedules. All schedules attached hereto shall be acknowledged by each party by signature or initials thereon and shall be dated.

15.11 Effective Date. This effective date of this Agreement shall be April 26, 2000.

16.      CONFLICT OF INTEREST.

PAPO acknowledges that Richard I. Anslow & Associates, legal counsel for Segway and the Shareholders, has previously represented PAPO as legal counsel (and for the sole purpose of this Agreement and transaction is not presently representing
PAPO). In addition, Richard I. Anslow is the principal of Richard I. Anslow & Associates and the majority shareholder, sole officer and director of RGR Corp., the majority shareholder of Segway. Finally, PAPO has indicated that after this transaction is finalized it will retain Richard I. Anslow & Associates as its legal counsel. Based on the above, PAPO acknowledges that a conflict of interest exists regarding the above described relationships and has retained Martin Nathan, Esq. as its legal counsel fore this transaction.

SIGNATURE PAGE TO STOCK ACQUISITION AND REORGANIZATION AGREEMENT
AMONG SEGWAY II CORP., PANGEA PETROLEUM CORP. AND THE
SHAREHOLDERS OF SEGWAY II CORP.

IN WITNESS WHEREOF, the parties have executed this Agreement this 26th day of April, 2000.

         SEGWAY II CORP.


BY: /s/ RICHARD I. ANSLOW
    ------------------------------
        RICHARD I. ANSLOW
        PRESIDENT


         PANGEA PETROLEUM CORP.


BY: /s/ CHARLES B. POLLOCK
    ------------------------------
        CHARLES B. POLLOCK
        CHAIRMAN

THE SHAREHOLDERS OF SEGWAY II CORP.:


RGR CORP.



BY: /s/ RICHARD I. ANSLOW                         /s/ ROBERT S. JACLIN
   ----------------------------                   --------------------
        RICHARD I. ANSLOW                             ROBERT S. JACLIN
        PRESIDENT

                                    EXHIBIT A

                           PAPO Shares to be Received

RGR Corp. - 4,750,000 shares*           4,750
Robert Jaclin - 250,000 shares*           250

* - As of April 18, 2000, RGR Corp. presently is the sole shareholder of Segway II Corp. owning 5,000,000 common shares. Prior to the effective date of the merger, RGR Corp. will retire 250,000 shares to treasury and Robert Jaclin will have subscribed for 250,000 common shares of Segway II Corp.